CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Exhibit 10.1
LICENSE AGREEMENT
This LICENSE AGREEMENT (the “Agreement”) is executed as of July 17, 2013 (the “Effective Date”) by and between Ligand Pharmaceuticals Incorporated, a corporation organized under the laws of Delaware and having a place of business at 11119 North Torrey Pines Road, Suite 200, La Jolla, CA, 92037 (“Ligand”) and Azure Biotech, Inc., a corporation organized under the laws of Delaware and having a place of business at 500 East 85th Street, 19D, New York, NY, 10028 (“Licensee”). Ligand and Licensee are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”
BACKGROUND
WHEREAS, Ligand owns or has rights under certain patent rights and know-how, which relate to Lasofoxifene (as defined below);
WHEREAS, Licensee desires to obtain an exclusive worldwide license under such patent rights and know-how for the development and commercialization of Lasofoxifene as set forth herein; and
WHEREAS, Ligand desires to grant such license to Licensee, all in accordance with the terms and conditions herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Ligand and Licensee hereby agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, capitalized terms shall have the meanings indicated in this Article 1 or as specified elsewhere in this Agreement:
1.1    “Affiliate” means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this Section 1.1, the term “control” means (a) direct or indirect ownership of [***] or more of the voting interest in the entity in question, or [***] or more interest in the income of the entity in question; provided, however, that if local Law requires a minimum percentage of local ownership of greater than [***], control will be established by direct or indirect beneficial ownership of [***] of the maximum ownership percentage that may, under such local Law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2    “Challenge” means if Licensee, its Affiliates or any Sublicensee: (a) institutes, or causes its counsel to institute, any interference, opposition, re-examination or similar proceeding with respect to any Licensed Patent with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes any legal proceeding, or causes its counsel to make any filing or institute any legal proceeding, with a court or other governmental body (including, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent.
1.3    “Claim Notice” has the meaning set forth in Section 8.3.
1.4    “Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of Product, and/or to identify any adverse reactions to Product, and/or to study absorption, distribution, metabolism, and/or excretion of Product with the objective of ascertaining its safety, activity and/or efficacy.
1.5    “Confidential Information” means any information of a confidential and proprietary nature, including know-how, information, invention disclosures, patent applications, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof, disclosed by a Party to the other Party and characterized to the receiving Party as confidential.
1.6    “Control” or “Controlled” means, with respect to any information, material or intellectual property right, that a Party owns or has a license to such information, material or intellectual property right, as applicable, and has the ability to grant to the other Party access to, or a license or sublicense under, such information, material or intellectual property right as provided under the terms of this Agreement.
1.7    “Develop” or “Development” means pre-clinical and clinical research and development activities, including toxicology and other pre-clinical development efforts, stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials), regulatory affairs, and Regulatory Approval and clinical study regulatory activities.
1.8    “Dispute” has the meaning set forth in Section 11.11.
1.9    “Executive” shall mean for Ligand, the Chief Executive Officer of Ligand (or such individual’s designee), and, for Licensee, the Chief Executive Officer of Licensee (or such individual’s designee). If either position is vacant or either position does not exist, then the person having the most nearly equivalent position (or such individual’s designee) shall be deemed to be the Executive of the relevant Party.
1.10    “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301, et seq.), including any amendments or supplements thereto.
1.11    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.12    “Field” means the treatment or prevention of human diseases.

1.13     “First Commercial Sale” means the first sale of Product by Licensee or its Affiliates or Sublicensees to a Third Party for which payment (cash or non-cash) has been received in any country in the Territory.
1.14    “Governmental Entity” means any regional, central, federal, state, provincial or local court, commission or governmental, regulatory or administrative body, board, bureau, agency, instrumentality, authority or tribunal or any subdivision thereof.
1.15    “Improvement” means any discovery, invention, contribution, method, finding, or improvement, whether or not patentable, and all intellectual property therein, that is conceived, reduced to practice, or otherwise developed by or on behalf of a Party, during the Term, that is a modification, improvement or enhancement to the Licensed Patents and is dominated by the claims of one or more of the patent rights described in Section 1.22.
1.16    “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct Clinical Trials filed with or submitted to a Regulatory Authority in the applicable jurisdiction in conformance with the requirements of such Regulatory Authority.
1.17    “Intellectual Property Rights” means Patents, copyrights, database rights, Know-How and similar rights of any type (excluding trademarks) under the laws of any Governmental Entity, including all applications, registrations, extensions and renewals relating to any of the foregoing.
1.18    “Know-How” means all technical information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, technology, trade secrets, compositions, designs, formulae, know-how, show-how, specifications, drawings, techniques, results, data, processes, methods, procedures, designs and regulatory correspondence and information (including pharmacological, toxicological, pre-clinical, clinical and manufacturing test data, manufacturing protocols, analytical methods and data, quality control data and process validation) whether or not patentable.
1.19    “Lasofoxifene” means that compound known as [***] as identified in Exhibit A.
1.20    “Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Governmental Entity or Regulatory Authority within the applicable jurisdiction.
1.21     “Licensed Know-How” means all Know-How Controlled by Ligand or any of its Affiliates as of the Effective Date that is (a) necessary or useful in connection with developing, making, using, selling, offering to sell, exporting and importing Product in the Territory and (b) not included in the Licensed Patents.
1.22    “Licensed Patents” means those Patents Controlled by Ligand or any of its Affiliates listed in Schedule 1.22 attached hereto.
1.23    “Licensed Technology” means the Licensed Know-How and the Licensed Patents.
1.24    “Licensee Indemnitees” has the meaning set forth in Section 8.2.
1.25    “Ligand Indemnitees” has the meaning set forth in Section 8.1.

1.26    “NDA” means a “New Drug Application,” as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning Product, which are necessary for gaining Regulatory Approval to market and sell Product in the relevant jurisdiction.
1.27    “Net Sales” means gross amounts invoiced by or on behalf of Licensee and any of its Affiliates or Sublicensees for Product sold to Third Parties who are not Affiliates or Sublicensees, unless such Affiliate or Sublicensee is the end user of Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in bona fide, arms-length transactions, less the following deductions, as determined in accordance with Licensee’s usual and customary accounting methods, which are in accordance with United States GAAP (as generally and consistently applied throughout Licensee’s organization) to the extent included in the gross invoiced sales price of Product or otherwise directly paid or incurred by Licensee, its Affiliates or Sublicensees with respect to the sale of Product: [***]. Each of the deductions set forth above shall be determined on [***] in accordance with GAAP.

In the event a Product is sold in a package or formulated in combination with one or more other active ingredients that are not Products (as used in this definition of Net Sales, a “Combination Product”), then for each calendar quarter payment period and on a country-by-country basis for the remainder of this paragraph, the gross amount invoiced for that Product shall be calculated by [***]. In the event that the other active ingredient is not sold separately, then the gross amount invoiced for that Product shall be calculated by [***]. In the event that a particular Combination Product is not addressed by the foregoing, Net Sales for royalty determination shall be determined [***].
1.28    “Patents” means all: (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, inventors’ certificates and counterparts thereof; and (b) pending applications for United States and foreign patents, including, provisional applications, continuations, continued prosecution, divisional and substitute applications, and counterparts thereof.
1.29    “Phase 1a Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. Part 312.21(a) (as amended from time to time) or other comparable regulation imposed by an applicable Regulatory Authority in any country other than the United States, the principal purposes of which are to generate sufficient data on safety in humans to commence a Phase 2 Trial. For purposes of this Agreement, ‘initiation’ of a Phase 1a Trial means the first dosing of Product in a human subject in a Phase 1a Trial.
1.30    “Phase 2 Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. Part 312.21(b) (as amended from time to time) or other comparable regulation imposed by an applicable Regulatory Authority in any country other than the United States, the principal purposes of which are to make a preliminary determination that a Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials. For purposes of this Agreement, ‘initiation’ of a Phase 2 Trial means the first dosing of Product in a human subject in a Phase 2 Trial.
1.31    “Phase 3 Trial” means a Clinical Trial on sufficient numbers of patients that is designed to establish that a Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product.

For purposes of this Agreement, ‘initiation’ of a Phase 3 Trial means the first dosing of Product in a human subject in a Phase 3 Trial.
1.32    “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.33    “Product” means all preparations, compositions and formulations intended for topical use in the Field that contain Lasofoxifene, whether alone or in combination with other active pharmaceutical ingredients. For clarity, Product shall not include any preparations, compositions or formulations of Lasofoxifene [***].
1.34    “Prosecute” or “Prosecution” means, with respect to Patents, the filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including conducting or participating in interference and oppositions) filed by Third Parties against, and maintaining, Patents.
1.35    “Regulatory Approval” means, with respect to a country or jurisdiction within the Territory, (a) any approvals, licenses, registrations or authorizations necessary for the manufacture, marketing and sale of a Product in such country or jurisdiction, and (b) where relevant, pricing approvals necessary to obtain reimbursement from a Governmental Entity with respect to a Product in such country or jurisdiction.
1.36    “Regulatory Authority” means any national (e.g., the FDA), supranational (e.g., the EMA), regional, state or local regulatory agency, department bureau, commission, council or other Governmental Entity in any jurisdiction of the world involved in the granting of Regulatory Approval for pharmaceutical products.
1.37    “Regulatory Documentation” means all submissions to Regulatory Authorities and other Governmental Entities, including for Clinical Trials, preclinical trials, tests, and biostudies, relating to a Product, including all INDs, NDAs and Regulatory Approvals, as well as all correspondence with Governmental Entities (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.
1.38    “Research Plan” has the meaning set forth in Section 4.2(a).
1.39    “Retained Field” means all preparations, compositions and formulations of product containing Lasofoxifene other than topical use in the Field, including oral and intravenous use.
1.40    “Royalty Term” has the meaning set forth in Section 3.3(d).
1.41    “Sublicense Agreement” has the meaning set forth in Section 2.3.
1.42    “Sublicense Revenues” means amounts (including, any licensing fees, or license maintenance fees, or milestone payments) [***], provided that Sublicense Revenues will not include amounts [***] the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide: [***].
1.43    “Sublicensee” means a Third Party to whom Licensee grants a sublicense hereunder to sell, offer for sale or import a Product, but excluding wholesalers and other physical distributors. For the avoidance of doubt, if Licensee sells to a wholesaler and/or other physical distributor, such sale to such wholesaler and/or distributor shall be deemed a sale for purposes of calculating Net Sales hereunder.
1.44    “Term” has the meaning set forth in Section 10.1.
1.45    “Territory” means all of the countries in the world, and their territories and possessions.
1.46    “Third Party” means any Person other than Ligand, Licensee or any Affiliate of either Ligand or Licensee.
1.47     “Valid Claim” means (a) any claim of an issued and unexpired patent within the Licensed Patents that has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a decision that is not appealed or is unappealable, and which patent has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a pending claim in a pending patent application within the Licensed Patents that has not been abandoned, finally rejected, or expired without the possibility of appeal or refiling.
1.48    Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; and (e) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days.
ARTICLE 2
LICENSES AND TECHNOLOGY TRANSFER
2.1    Exclusive License for the Products. During the Term, subject to the terms and conditions of this Agreement, Ligand hereby grants to Licensee an exclusive, royalty-bearing right and license under the Licensed Technology to develop, make, have made, use, sell, have sold, import and export Products in the Field in the Territory. For clarity, in the foregoing sentence, “exclusive” means that Ligand shall not for its own account, and shall not grant to any Third Party the right and license under the Licensed Technology to, develop, make, have made, use, sell, have sold, import and export Products in the Field in the Territory.
2.2    Rights to Improvements. Licensee and its permitted Sublicensees shall have a right to make Improvements to the Licensed Technology, and to utilize such Improvements to develop, make, have made, use, sell, have sold, import and export Products in the Field in the Territory.
2.3    Sublicenses.
(a)    The rights and licenses granted pursuant to Section 2.1, include the right to grant sublicenses pursuant to a written sublicense agreement (each a “Sublicense Agreement”); provided, however, that (i) any such Sublicense Agreement shall be consistent with and subject to the terms and conditions of this Agreement; (ii) Licensee shall remain fully responsible to Ligand for the performance of its Sublicensee(s); (iii) Licensee shall reserve the right under each Sublicense Agreement to conduct an audit of its Sublicensee in a comparable manner to Section 3.10 of this Agreement; and (iv) Licensee shall provide a [***] copy of any Sublicense Agreement [***] provided, that commercially sensitive information may be redacted from such copies, to the extent such information is not necessary to verify compliance hereunder and the terms, conditions and existence of such Sublicense Agreement shall be deemed the Confidential Information of Licensee.
(b)    [***].
(c)    Licensee shall remain obligated to make all payments due to Ligand under the terms of this Agreement with respect to the activities of its Sublicensees.
2.4    Technology Transfer. Within [***] after the Effective Date, Ligand shall disclose and provide to Licensee all tangible embodiments of the Licensed Technology and Regulatory Documentation in existence as of the Effective Date critical to, necessary or useful for developing, making, using or selling Products, including the Licensed Technology and Regulatory Documentation listed on Schedule 2.4 attached hereto. Following such [***] period, at Licensee’s request, Ligand shall use commercially reasonable efforts to disclose and provide to Licensee any additional Licensed Technology and Regulatory Documentation in Ligand’s (or an Affiliates’) Control that is critical to, necessary or useful for developing, making, using or selling Products.
2.5    [***].
2.6    No Other Rights. Ligand and Licensee each acknowledges and agrees that, except as expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to technology, Patents or other Intellectual Property Rights that are not specifically granted herein are reserved.
2.7    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, for all purposes of 11 U.S.C. § 365(n), licenses of rights to intellectual property as defined in the United States Bankruptcy Code, and any comparable Law of a relevant jurisdiction. Each Party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. § 365(n). [***].
ARTICLE 3
COMPENSATION
3.1    License Issuance Fee. In partial consideration of the rights and licenses granted by Ligand hereunder, Licensee shall pay a one-time, non-refundable and non-creditable license issuance fee as follows: (a) [***] within [***] of the Effective Date; or (b) provided Licensee has provided written notice to Ligand within [***] of the Effective Date of its election to make the license issuance fee payment pursuant to this subsection (b), [***].
3.2    Milestone Payments. In further consideration of the rights and licenses granted by Ligand hereunder, Licensee shall pay to Ligand the non-refundable and non-creditable milestone payments set forth below within [***] of the achievement by Licensee or its Affiliates or Sublicensees of each of the corresponding events:

Milestone	Payment
Initiation of a Phase 3 Trial	[***]
Receipt of Regulatory Approval in the United States	[***]
Receipt of Regulatory Approval in a Major European Country (which, for purposes of this clause shall include France, Germany, Italy, Spain and the United Kingdom)	[***]
Receipt of Regulatory Approval in Japan	[***]
For clarity, it is expressly agreed that the milestone payments set forth above will be payable once only regardless of the number of Products to achieve the event.
3.3    Payment of Royalties
(a)    Royalty Rates. In further consideration of the rights and licenses granted by Ligand hereunder, Licensee shall pay to Ligand five percent (5%) of aggregate Net Sales.
(b)    Sublicensing. In the event Licensee grants a sublicense under Section 2.3 to a Sublicensee to develop, make, use, sell, offer to sell, import or export a Product, the applicable Sublicense Agreement shall require the Sublicensee to account for and report its net sales of Product on substantially the same basis as if such sales were Net Sales, and Licensee shall pay royalties on such sales as if the net sales of the Sublicensees were Net Sales of Licensee.
(c)    Payment of Royalties. Licensee shall pay on a calendar quarterly basis all royalties due and payable on Net Sales in each calendar quarter pursuant to this Section 3.3 within [***] days after the last day of each calendar quarter in which the applicable Net Sales underlying such royalties were billed or invoiced by Licensee, its Affiliate or its Sublicensee; [***].
(d)    Royalty Term. The obligation of Licensee to pay royalties to Ligand under this Section 3.3 shall commence on the date of the First Commercial Sale of a Product and continue, on a country-by-country basis and on a Product-by-Product basis, until the later of (i) expiration or other termination of all Licensed Patents containing one or more Valid Claims that would be infringed by the manufacture, sale, offer for sale, use or importation of such Product in such country, or (ii) [***] (the “Royalty Term”). Thereafter, Licensee shall have a paid up, royalty-free, exclusive license with respect to such Product in the applicable country.
(e)    Third Party Payments on Products. Licensee shall be responsible for paying any amounts due to Third Parties in connection with the making, using, selling, importing or exporting Product throughout the Territory.
3.4    Sublicense Revenues. In addition to any payments due under Sections 3.2 or 3.3 as a result of a Sublicensee’s activities, the Licensee will pay to Ligand a percentage of all Sublicense Revenues, as follows:
(a)    [***] of all Sublicense Revenues due and payable prior to [***];
(b)    [***] of all Sublicense Revenues due and payable on or after [***]; and

(c)    [***] after [***].
3.5    Payment Method. All payments made by Licensee under this Agreement shall be made in U.S. Dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by Ligand.
3.6    Currency Conversion. In the event that Products are sold in currencies other than U.S. Dollars, Net Sales shall be calculated by Licensee in accordance with U.S. generally accepted accounting principles, consistently applied. Net Sales in currencies other than U.S. Dollars shall be converted into U.S. Dollars using the average official rate of exchange for such currencies published in The Wall Street Journal, Eastern Edition, [***].
3.7     Late Payment Interest. Any payment due and payable to Ligand under the terms and conditions of this Agreement, including any royalty payment, made by Licensee after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of either [***].
3.8    Records and Reports. All payments made to Ligand hereunder shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including, for example, in the case of royalty payments, the gross amount billed or invoiced by Licensee, its Affiliate or Sublicensee for sale or other disposition of Product on a country-by-country basis in the local currency, itemized deductions against such gross amount in accordance with Section 1.27, Net Sales on a country-by-country basis, and, if applicable, the exchange rate utilized to convert a local currency to U.S. Dollars. Licensee shall maintain complete and accurate records sufficient to enable accurate calculation of royalties and other payments due Ligand hereunder. Such records and books of account shall be preserved by Licensee for a period of [***] after the end of the period covered by such records and books of account, which obligation shall survive expiration or termination of this Agreement. Licensee must ensure that its Sublicensees provide reports and keep records in a manner consistent with this Section 3.8. Licensee shall provide reports received from Sublicensees to Ligand with the applicable payment.
3.9    Taxes. Licensee may withhold from payment made to Ligand under this Agreement any income tax required to be withheld by Licensee under the laws of the country or jurisdiction where Licensee has commercially sold Products. If any tax is withheld by Licensee, Licensee shall provide Ligand receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Law. In addition, the Parties shall cooperate in accordance with applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.
3.10    Audit Rights. Licensee shall permit an independent public accountant designated by Ligand and reasonably acceptable to Licensee, to have access, no more than [***] in each calendar year during the Term and no more than [***] during the [***] following the expiration or termination of this Agreement, during regular business hours and upon at least [***] written notice, to Licensee’s records and books to the extent necessary to determine the accuracy of Net Sales reported, and payments made, by Licensee to Ligand within the [***] period immediately preceding such an audit. The independent public accountant shall disclose to Ligand only (a) the accuracy of Net Sales reported and the basis for royalty and other payments made to Ligand under this Agreement and (b) the difference, if any, such reported and paid amounts vary from amounts determined as a result of the audit. If such examination results in a determination that Net Sales or payments have been misstated, over or under paid amounts due shall be paid promptly to the appropriate Party. If Net Sales are understated by greater than [***], the fees and expenses of such accountant shall be paid by Licensee; otherwise the fees and expenses of such accountant shall be paid by Ligand. All matters reviewed by such independent public accountant shall be deemed Confidential Information of Licensee subject to ARTICLE 6.
ARTICLE 4
PRODUCT ACTIVITIES
4.1    Diligence.
(d)    Licensee shall diligently Develop, manufacture and sell Products, and shall use commercially reasonable efforts to develop markets for Products, in both cases either directly or through a Sublicensee. Licensee, either directly or through a Sublicensee, shall obtain all necessary Regulatory Approvals in each country where Products are made, used, sold, imported, or offered for sale.
(e)    In addition, and without limiting Licensee’s obligations under Section 4.1(a), Licensee will complete the following diligence milestones (each, a "Diligence Milestone") by the applicable date:
(1)    [***];
(2)    [***];
(3)    [***];
(4)    [***]; and
(5)    [***].
(f)    Ligand recognizes that there are uncertainties associated with the development of therapeutic products and the regulatory process required by Regulatory Authorities, and [***].
(1)     Accordingly, Licensee shall have the right to [***], provided that Licensee provides written notification with supporting documents at least [***]. Ligand shall review such supporting documents and provide Licensee with its determination on whether [***] should fall under this Section 4.1(c)(1) or under Section 4.1(c)(2). If the Parties disagree on whether [***] falls under this Section 4.1(c)(1) or under Section 4.1(c)(2), either Party may invoke the dispute resolution procedures set forth in Section 11.11.
(2)    In addition, Licensee shall have the right to elect [***]. For clarity, [***] to extend a milestone under this Section 4.1(c) will extend all remaining milestones in Section 4.1(b)(2) through 4.1(b)(5) by the applicable time period.
4.2    Research Plan; Progress Reports.

(f)    Licensee shall develop a research plan detailing the work it will perform and associated timelines to Develop Products and to obtain Regulatory Approval and sell Products throughout the Territory (the “Research Plan”). Licensee will provide a copy of the Research Plan to Ligand within [***] of the Effective Date and any updates on an annual basis.
(g)    By March 1, June 1, September 1 and December 1 of each year, Licensee shall submit a written report to Ligand covering the preceding three (3) month period. Each report will describe: Licensee’s progress in accordance with the Research Plan and toward commercialization of Products, including work completed, key scientific discoveries, summary of work-in-progress, current schedules or anticipated events or milestones, market plans for introduction of Product, and significant corporate transaction(s) involving Product. Licensee shall also provide to Ligand copies of any similar progress reports received from its Sublicensees, within thirty (30) days of receipt. In addition, upon the reasonable request of Ligand but no more frequently than two times in each year, Licensee and Ligand shall meet in-person at a mutually agreeable location to discuss the topics described in the progress reports, and such other topics related to Products as Ligand may reasonably request.”
4.3    Development. Licensee shall be solely responsible for the Development of all Products in the Field in the Territory. Licensee shall bear one hundred percent (100%) of all costs and expenses associated with the Development of Products.
4.4    Regulatory Responsibilities.
(a)    Licensee shall bear one hundred percent (100%) of all costs and expenses associated with regulatory activities related to the Products in the Field in the Territory.
(b)    Ligand has the right to request copies of Regulatory Documentation Controlled by Licensee and significant correspondence to and from all Regulatory Authorities related to Products in the Territory solely for Ligand’s use in connection with the development, use and sale of Lasofoxifene in the Retained Field; provided, that Ligand agrees, and causes any Third Party licensee with rights in the Retained Field to agree, to provide Licensee with reciprocal rights to copies of Regulatory Documentation Controlled by Ligand, its Affiliates and such Third Parties solely for Licensee’s use in connection with the development, use and sale of Product hereunder. Each Party shall provide the other Party with reasonable cooperation and assistance in connection with regulatory activities for Lasofoxifene, including responding to reasonable requests by the other Party for additional Regulatory Documentation (and information and clinical data contained therein) related to Lasofoxifene.
(c)    Licensee shall be responsible for ensuring, at its sole expense, that the Development and commercialization of all Products in the applicable jurisdiction within the Territory are in compliance with applicable Laws in all material respects, including all rules and regulations promulgated by applicable Regulatory Authorities. Specifically and without limiting the foregoing, Licensee shall file all compliance filings, certificates and safety reporting for the Products at its sole expense in the Territory.
4.5    Commercialization. Licensee shall be solely responsible for the commercialization of all Products in the Field in the Territory. Licensee shall bear one hundred percent (100%) of all costs and expenses associated with commercialization of all Products in the Field in the Territory.

ARTICLE 5
INTELLECTUAL PROPERTY
5.1    Patent Maintenance and Prosecution.
(h)    Ligand shall, in its sole discretion, Prosecute the Licensed Patents; provided, however, Ligand shall make available to Licensee copies of material correspondence with any patent office regarding the Licensed Patents. Licensee shall have the right to comment upon the Prosecution of the Licensed Patents, and Ligand shall reasonably consider any such comments. [***]. In the event that Ligand decides to cease activities relating to Prosecuting any Licensed Patents, Ligand shall provide written notice thereof to Licensee and, prior to taking action that would result in the abandonment of any such Licensed Patent, Ligand shall engage in good faith discussions with Licensee, such discussions to occur at least [***] prior to the date when government rights would be lost as a consequence of abandonment of such Licensed Patent. Thereafter, Licensee may, but is not required to, undertake, at its sole expense and in its sole discretion, the Prosecution of such Licensed Patent, and Ligand shall cooperate. In addition, if Licensee no longer desires a license to one or more Licensed Patents, Licensee shall provide written notice thereof to Licensee and effective [***] following such notice, such Patent(s) shall no longer be deemed Licensed Patent(s) and Licensee shall no longer have an obligation to reimburse Ligand for the costs to Prosecute such Patent(s).
(i)    Licensee shall, at Licensee’s sole cost and expense, and in its sole discretion, Prosecute any Patents covering Improvements.
5.2    Licensed Patents and Licensed Know-How Enforcement and Defense.
(d)    Notification. Each Party shall notify the other Party of any infringement of any of the Licensed Patents or misappropriation of any of the Licensed Know-How by a Third Party in the Field that becomes known to such Party, and of any claim by a Third Party that the activities of a Party infringe patent rights or misappropriate other Intellectual Property Rights of such Third Party.
(e)    Licensed Patents. As between the Parties, Ligand shall have the first right, but not an obligation, to initiate, maintain and control, [***], legal action against any infringement of the Licensed Patents by a Third Party in the Field. In the event that Ligand initiates legal action against infringement of the Licensed Patents by a Third Party, Ligand shall notify Licensee in writing. Thereafter, Licensee shall have a right, in Licensee’s sole discretion and, notwithstanding Section 5.3, [***], to join or otherwise participate or not to join or otherwise participate in such legal action with legal counsel selected by Licensee. If Ligand does not take steps to defend or enforce the Licensed Patents, Licensee shall have the right, but not an obligation, to initiate, maintain and control, at its expense, legal action against any infringement of the Licensed Patents by a Third Party in the Field. Any recovery received by a Party from legal action initiated pursuant to this Section 5.2, whether by judgment, award, decree or settlement, shall be [***]. The remainder of any recovery or distribution received by a Party under this Section 5.2, after [***].
5.3    Cooperation. In any suit, proceeding or dispute involving the infringement of any of the Licensed Patents in the Field or misappropriation of any of the Licensed Know-How in the Field, the Parties shall provide each other with reasonable cooperation, and, upon the request and at the expense of the Party bringing suit, the other Party shall make available to the Party bringing suit, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession. Notwithstanding any other provision of this ARTICLE 5, neither Party shall make any settlements of any suit, proceeding or action relating to an infringement of the Licensed Patents in the Field or misappropriation of any of the Licensed Know-How in the Field under Section 5.2 that would adversely affect the other Party or materially affect the rights and licenses granted hereunder without first obtaining such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.
ARTICLE 6
CONFIDENTIALITY
6.1    Confidentiality Obligations. Each Party agrees that, during the Term and for [***] thereafter, all Confidential Information of the other Party shall be maintained in strict confidence, and shall not be used for any purpose other than the purposes expressly permitted by this Agreement, and, subject to Section 6.2, shall not be disclosed to any Third Party. The foregoing obligations will not apply to any portion of Confidential Information to the extent that it can be established by competent proof that such portion:
(f)    was already known to the recipient as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;
(g)    was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the recipient;
(h)    became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the recipient in breach of this Agreement; or
(i)    was subsequently lawfully disclosed to the recipient by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing party.
6.2    Permitted Usage. Each Party may use and disclose Confidential Information of the other Party, in accordance with this Agreement, as follows: (a) under appropriate confidentiality provisions no less restrictive than those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to or retained by such Party; (b) in connection with the Prosecution or enforcement of Licensed Patents or Improvements, in accordance with this Agreement; or (c) in connection with prosecuting or defending litigation, complying with applicable governmental regulations, filing for, obtaining and maintaining Regulatory Approvals, or as otherwise required by Law, but provided that if a Party is required by Law to make any disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to the other Party of such disclosure requirement, it will disclose only for the sole purpose of and solely to the extent required by such Law, and it will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.
6.3    Terms of Agreement. The terms of this Agreement shall be Confidential Information of both Parties, and subject to the terms of this ARTICLE 6. Notwithstanding the foregoing, either Party may make a disclosure of terms of this Agreement (i) to any financial advisors, accountants, potential Sublicensees, investors, or potential acquirers, (ii) if required by applicable Law, or (iii) as otherwise permitted pursuant to Section 6.4. Except as otherwise permitted for disclosures pursuant to this ARTICLE 6, the disclosing Party shall use all commercially reasonable efforts to preserve the confidentiality of this Agreement and the terms thereof notwithstanding any required disclosure. A Party will give the other Party written notice of any required disclosure under (ii) above, which notice shall, to the extent reasonably practicable, be given a reasonable period of time in advance of such required disclosure. In the event either Party is required to file this Agreement with the U.S. Securities and Exchange Commission or any comparable non-U.S. Governmental Entity, such Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by applicable Law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.
6.4    Public Announcements. The Parties will mutually agree on a press release to be issued upon execution of this Agreement or reasonably soon thereafter. Neither Party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed by such other Party, with regard to the form, content, and precise timing of such announcement, except as may be required to be made by either Party in order to comply with applicable Law, regulations, court orders, or tax, securities filings, financing arrangements, or acquisitions. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party in sufficient time to enable such other Party to consider and comment thereon.
ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1    General. Each Party represents and warrants to the other that:
(d)    it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(e)    it is qualified to do business and is in good standing in each jurisdiction in which it conducts business;
(f)    it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;
(g)    this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law; and
(h)    it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement.
7.2    Representations and Covenants of Licensee.

(a)    Licensee has not, directly or indirectly, offered, promised, paid, authorized or given, and will not in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose of: (i) influencing any act or decision of the Government Official or Other Covered Party; (ii) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.
For purposes of this Agreement: (i) "Government Official" means any official, officer, employee or representative of: (A) any federal, state, provincial, county or municipal government or any department or agency thereof; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any government; and (ii) "Other Covered Party" means any political party or party official, or any candidate for political office.
(b)    Anti-Corruption Compliance.
(3)    In performing under this Agreement, Licensee and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended ("FCPA") and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
(4)    Licensee is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.
(5)    No political contributions or charitable donations shall be given, offered, promised or paid at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without Ligand's prior written approval.
(6)    In the event that Licensee violates the FCPA or any applicable anti-corruption law or breaches any provision in this Section, Ligand shall have the right to unilaterally terminate this Agreement. In addition, Licensee shall defend, indemnify and hold harmless Ligand from and against any and all costs, damages, losses, liabilities, expenses, judgments, fines, settlements and any other amounts of any nature, including reasonable attorneys' fees arising from any improper payment made in violation of the FCPA, any applicable anti-corruption laws or this Section, directly or indirectly, by, on behalf of or with the knowledge of the Licensee, in relation to this Agreement.
7.3    Representations of Ligand.
(a)    There are no adverse actions, suits, or claims pending or to the knowledge of Ligand, threatened against Ligand in any court or by or before any Governmental Entity with respect to Lasofoxifene or the Licensed Technology and, to the actual knowledge of Ligand, there are no Third Party Patents that would reasonably be expected to give rise to such actions, suits or claims. No Third Party has challenged the ownership, scope, duration, validity enforceability, priority or right to use the Licensed Technology.

(b)    Ligand has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating the Licensed Technology, nor have any proceedings been threatened by Ligand, nor to the knowledge of Ligand is there any valid basis for any such proceeding.
(c)    Ligand Controls the Licensed Patents and Regulatory Documentation and Licensed Technology listed on Schedule 2.4 and has sufficient right to grant the licenses and rights granted to Licensee hereunder.
(d)    Ligand has provided Licensee with copies of all licenses and other agreements, whether written or oral, pursuant to which Ligand obtained ownership or licensed the Licensed Technology and Regulatory Documentation.
7.4    Covenants of Ligand.
(a)    Ligand covenants that it will not, during the Term, undertake any obligation, or grant any right, license, interest or lien, that conflicts with its obligations, or the rights and licenses granted to Licensee, under the terms of this Agreement, or impairs the rights granted by Ligand to Licensee under the terms of this Agreement.
(b)    Ligand has not, directly or indirectly, offered, promised, paid, authorized or given, and will not in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official or Other Covered Party for the purpose of: (i) influencing any act or decision of the Government Official or Other Covered Party; (ii) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.
(c)    Anti-Corruption Compliance.
(1)    In performing under this Agreement, Ligand and its Affiliates agree to comply with all applicable anti-corruption laws, including the FCPA and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
(2)    Ligand is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.
(3)    No political contributions or charitable donations shall be given, offered, promised or paid at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without Licensee's prior written approval.
(4)    In the event that Ligand violates the FCPA or any applicable anti-corruption law or breaches any provision in this Section, Licensee shall have the right to unilaterally terminate this Agreement. In addition, Ligand shall defend, indemnify and hold harmless Licensee from and against any and all costs, damages, losses, liabilities, expenses, judgments, fines, settlements and any other amounts of any nature, including reasonable attorneys' fees arising from any improper payment made in violation of the FCPA, any applicable anti-corruption laws or this

Section, directly or indirectly, by, on behalf of or with the knowledge of the Ligand, in relation to this Agreement.
7.5    Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE LICENSED PATENTS OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. THIS SECTION 7.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 8.
ARTICLE 8
INDEMNIFICATION; INSURANCE
8.1    Indemnification by Licensee. Licensee shall indemnify, defend and hold Ligand and its Affiliates, agents, employees, officers, and directors (the “Ligand Indemnitees”) harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) arising out of Third Party claims or suits related to: (a) breach by Licensee of any of its representations, warranties, or covenants under this Agreement; (b) the negligence or willful misconduct of Licensee or its Affiliates or Sublicensees, and its or their directors, officers, agents, employees, or consultants; and (c) any exploitation by, or under the authority of, Licensee of the licenses granted under Section 2.1 (including by any Affiliate or Sublicensee); provided, however, that Licensee’s obligations pursuant to this Section 8.1 will not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the Ligand Indemnitees or breach by Ligand of its representations, warranties, or covenants set forth in this Agreement, or to the extent that Ligand has indemnification obligations with respect to such claims or suits under Section 8.2.
8.2    Indemnification by Ligand. Ligand shall indemnify, defend, and hold Licensee and its Affiliates, Sublicensees, agents, employees, officers, and directors (the “Licensee Indemnitees”) harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) arising out of Third Party claims or suits related to: (a) breach by Ligand of any of its representations, warranties, or covenants under this Agreement; and (b) the negligence or willful misconduct of Ligand or its Affiliates, and its or their directors, officers, agents, employees, or consultants; provided, however, that Ligand’s obligations pursuant to this Section 8.2 will not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the Licensee Indemnitees or breach by Licensee of its representations, warranties, or covenants set forth in this Agreement, or to the extent that Licensee has indemnification obligations with respect to such claims or suits under Section 8.1.
8.3    Procedure. As a condition to a Party’s right to receive indemnification under Section 8.1 or Section 8.2, it shall: (a) promptly deliver notice in writing (a “Claim Notice”) to the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant to Section 8.1 or Section 8.2 (provided that the failure to give a Claim Notice promptly shall not prejudice the rights of an indemnified Party except to the extent that the failure to give prompt notice materially adversely affects the ability of the indemnifying Party to defend the claim or suit); (b) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party; and (c) if the indemnifying Party confirms in writing to the indemnified Party its intention to defend such claim or suit within [***] after receipt of the Claim Notice, permit the indemnifying Party to control the defense of such claim or suit, including the right to select defense counsel; provided, however, if the indemnifying Party fails to (i) provide such confirmation in writing within such [***] period or (ii) after providing such confirmation, diligently and reasonably defend such suit or claim at any time, the indemnifying Party’s right to defend the claim or suit shall terminate immediately in the case of (i) and otherwise upon [***] written notice by the indemnified Party to the indemnifying Party, and the indemnified Party may assume the defense of such claim or suit at the sole expense of the indemnifying Party but may not settle or compromise such claim or suit without the consent of the indemnifying Party, not to be unreasonably withheld or delayed. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of any indemnified Party or that otherwise materially affects such indemnified Party’s rights under this Agreement or requires any payment by an indemnified Party without the prior written consent of such indemnified Party. Except as expressly provided above, the indemnifying Party will have no liability under this ARTICLE 8 with respect to claims or suits settled or compromised without its prior written consent.
8.4    Insurance.
(a)    Licensee shall use commercially reasonable efforts to name and cause Ligand and the Ligand Indemnitees to be named as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Products.
(b)    Licensee (or an Affiliate or Sublicensee, as applicable) shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in usual and customary amounts based on the stage of development for the Products. If Licensee elects to self-insure all or part of the limits described above, such self-insurance program must be acceptable to Ligand in its reasonable discretion. The maintenance of such insurance policies shall not in any way limit Licensee’s liability with respect to indemnification under this Agreement.
(c)    Licensee (or an Affiliate or Sublicensee, as applicable) shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Product is being commercially distributed or sold by or on behalf of Licensee, its Affiliates or a Sublicensee; and (b) a reasonable period after the period referred to in sub-clause (a) above, which in no event shall be less than six (6) years.
ARTICLE 9
LIMITATION OF LIABILITY
9.1    EXCEPT FOR ANY LIABILITY THAT IS THE CONSEQUENCE OF WILLFUL MISCONDUCT OF A PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THIS ARTICLE 9 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 8.
ARTICLE 10
TERM AND TERMINATION

10.1    Term. Unless terminated earlier pursuant to Section 10.2, the term of this Agreement shall commence on the Effective Date and will expire on the date on which Licensee has no additional payment obligations to Ligand under this Agreement (the “Term”).
10.2    Termination.
(d)    For Convenience. Any provision herein notwithstanding, Licensee shall have the right to terminate this Agreement in its entirety at will upon [***] prior written notice to Ligand.
(e)    For Material Breach. If either Party shall at any time breach any material term, condition or agreement herein, and shall fail to have initiated and actively pursued remedy of any such default or breach within [***] (or [***] if such default or breach is the non-payment of any amounts due hereunder) after receipt of written notice thereof by the other Party, that other Party may, at its option, terminate this Agreement and revoke any rights and licenses herein. Any termination of this Agreement under this Section 10.2(b) shall not, however, prejudice the right of the Party who terminates this Agreement to recover any payment due at the time of such cancellation.
(f)    For Challenge. If Licensee, its Affiliates or a Sublicensee institutes a Challenge, Ligand may, at its option, terminate this Agreement and revoke any rights and licenses herein with [***] prior written notice.
10.3    Effect of Termination/Expiration.
(a)    Rights and Obligations Upon Expiration. Upon expiration (but not earlier termination) of this Agreement, all rights and licenses granted by Ligand to Licensee hereunder that were in effect immediately prior to the effective date of such expiration shall become irrevocable, perpetual and fully-paid.
(b)    Rights and Obligations Upon Termination. As of the effective date of a termination (but not expiration) of this Agreement for any reason, this Agreement and all rights and licenses granted to Licensee under Section 2.1 shall terminate and all rights in the Licensed Technology shall revert to Ligand; (ii) Licensee shall return to Ligand the Licensed Know-How and shall transfer to Ligand all then-existing Regulatory Documentation provided by Ligand or its Affiliates; and (iii) each Party shall return to the other Party and cease using all Confidential Information of the other; provided, however, each Party may retain one (1) copy of such Confidential Information for archival purposes.
(c)    Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated to survive termination or expiration of this Agreement.
(d)    Survival. All rights and obligations of the Parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement for the period so specified, if any, or for perpetuity.
ARTICLE 11
GENERAL PROVISIONS

11.1    Entire Agreement. The Parties acknowledge that this Agreement, together with the exhibits and schedules attached hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.
11.2    Modification; Waiver. No waiver, modification, amendment or alteration of any provision of this Agreement will be valid or effective unless made in writing and signed by each of the Parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provisions or any other rights or provisions hereunder.
11.3    Further Assurances. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement.
11.4    Force Majeure. Neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event.
11.5    Assignments. Neither this Agreement nor any interest hereunder may be assigned, nor any other obligation delegated, by a Party without the prior written consent of the other Party; provided, however, that a Party shall have the right to assign this Agreement without consent of the other Party to an Affiliate of the assigning Party or to any successor in interest to the assigning Party by operation of law, merger, consolidation, or other business reorganization or the sale of all or substantially all of its assets relating to the subject matter of this Agreement in a manner such that the assigning Party will remain liable and responsible for the performance and observance of all of its duties and obligations hereunder. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 11.5 will be null and void.
11.6    Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through its Affiliates or may exercise some or all of its rights under this Agreement through its Affiliates; provided, however, that each Party shall remain responsible and be the guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in ARTICLE 6. Each Party will prohibit all of its Affiliates from taking any action that such Party is prohibited from taking under this Agreement as if such Affiliates were parties to this Agreement.
11.7    Relationship of the Parties. The Parties shall perform their obligations under this Agreement as independent contractors and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other.

11.8    No Use of Names. Except as otherwise required under applicable Law, or as otherwise permitted under Section 6.4, neither Party will use the name of the other Party in its advertising, press releases or promotional materials without the prior written consent of such other Party.
11.9    Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person (in which case, it will be effective upon delivery), transmitted by facsimile, if facsimile number is provided below (receipt verified; in which case, it will be effective upon delivery) or by express courier service (signature required; in which case, it will be effective two business days after being deposited with such courier service), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.
If to Ligand:    Ligand Pharmaceuticals Incorporated
11119 North Torrey Pines Road, Suite 200
La Jolla, CA, 92037
Attention: General Counsel
Fax: [***]

With a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA, 92130
Attention: Faye H. Russell, Esq.
Fax: (858) 523-5450

If to Licensee:	Azure Biotech, Inc. 500 East 85th Street, 19D New York, NY, 10028 Attention: Valerie Ceva

With a copy to (which shall not constitute notice hereunder):

Wiggin and Dana LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, CT 06901
Attention: Patricia Melick, Esq.
Fax: 203/363-7676
11.10    Governing Law. The rights and obligations of the Parties under this Agreement shall be governed, and shall be interpreted, construed, and enforced, in all respects by the Law of the State of New York, without giving effect to any conflict of Law rule that would result in the application of the Law of any jurisdiction other than the internal Law of the State of New York to the rights and duties of the Parties.
11.11    Dispute Resolution. The Parties agree that the procedures set forth in this Section 11.11 shall be the exclusive mechanism for resolving any bona fide disputes, controversies or claims

(collectively, “Disputes”) between the Parties that arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.
(a)    Executive Mediation. Any Dispute shall first be referred to an Executive from each Party for attempted resolution by good faith negotiations. Any such Dispute shall be submitted to such Executives no later than [***]following such request by either Party. Such Executives shall attempt in good faith to resolve any such Dispute within [***] after submission of the Dispute. In the event the Executives are unable to resolve the Dispute, the Parties shall otherwise negotiate in good faith and use reasonable efforts to settle.
(b)    Arbitration. If the Parties are not able to fully settle a Dispute pursuant to Section 11.11(a) above, and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.
(1)    The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within [***] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be San Diego, California and all proceedings and communications shall be in English.
(2)    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.
(3)    Except to the extent necessary to confirm an award or as may be required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
(c)    As used in this Section, the term “Excluded Claim” shall mean a Dispute that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
11.12    Board Observer Rights. Licensee agrees that a representative of Ligand ("Representative") may attend meetings of Licensee’s Board of Directors”, whether in person, via telephone, or otherwise, in a non-voting capacity from and after the Effective Date until the expiration (or earlier termination) of this Agreement. During such period, Licensee shall provide prior written notice to Ligand of all meetings of Licensee’s Board of Directors (and any committees thereof) and shall also deliver to Ligand copies of all notices, minutes, documents and other materials that it provides to its directors, concurrently with such directors and in the same manner, except for attorney-client communications. Licensee reserves the right to exclude such Representative from access to any Board of Directors' meeting or portion thereof or materials relating thereto if Licensee determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information. Ligand acknowledges that the materials delivered to Ligand and its Representative under this Section 11.12 shall be the Confidential Information of Licensee, subject to the terms and conditions of ARTICLE 6.
11.13    Headings. The article, section and subsection headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or subsections to which such headings apply.
11.14    Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but, if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
11.15    Counterparts. This Agreement may be executed in counterparts (including by facsimile or electronic signature), each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.
LIGAND PHARMACEUTICALS    AZURE BIOTECH, INC.
INCORPORATED

(“Ligand”)    (“Licensee”)

By:    /s/ John L. Higgins        By:     /s/ Valerie Ceva

Name: John L. Higgins        Name: Valerie Ceva

Title:     Chief Executive Officer         Title:     Director

[Signature Page of License Agreement]

SD\1357785.1 LGND Azure License Agreement Execution Version

EXHIBIT A
Lasofoxifene
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SD\1357785.1 LGND Azure License Agreement Execution Version

Schedule 1.22
Licensed Patents
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Schedule 2.4
Technology Transfer
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SD\1357785.1 LGND Azure License Agreement Execution Version